UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  November 8, 2005

MAIR HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-17895	41-1616499
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

Fifth Street Towers, Suite 1360

150 South Fifth Street

Minneapolis, MN  55402

(Address of Principal Executive Offices, including Zip Code)

(612) 333-0021

Registrant’s Telephone Number, including Area Code

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                          Other Events.

On November 7, 2005, Mesaba Aviation, Inc. (“Mesaba”), a wholly-owned subsidiary of MAIR Holdings, Inc. (“MAIR”), filed a complaint against Northwest Airlines, Inc. (“Northwest”) with the United States Bankruptcy Court for the District of Minnesota (the “Bankruptcy Court”).  The complaint sets forth certain actions taken by Northwest since Mesaba filed for bankruptcy, including Northwest’s decision to reduce its payments to Mesaba by the amount of aircraft lease payments Mesaba withheld from Northwest following Mesaba’s bankruptcy petition.  The complaint contains counts asserting, among other things, Mesaba’s right to recoup its prepetition receivable against Northwest, Northwest’s violation of the automatic stay and Northwest’s violation of Mesaba’s right within Section 1110 of the United States Bankruptcy Code to withhold and renegotiate aircraft sublease payments for a period of 60 days following its bankruptcy filing.

On the same day as filing the complaint, Mesaba filed a motion requesting a temporary restraining order (the “TRO Motion”) against Northwest.  The TRO Motion requests that the Bankruptcy Court (i) enjoin Northwest from setting off aircraft sublease payments or otherwise withholding payment due to Mesaba under the Airline Services Agreement entered into by Mesaba and Northwest on August 29, 2005 and (ii) order Northwest to immediately turn over to Mesaba approximately $5.2 million previously withheld from Mesaba.  The Bankruptcy Court is scheduled to hear the TRO Motion on November 10, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2005	By	/s/ Ruth M. Timm
Ruth M. Timm
	Its	Vice President, General Counsel